Exhibit 10.2

May 22, 2006

Mr. Ronald Rowan, CPA
2821 Soaring Peak Avenue
Henderson, NV 89052

Re:           Letter of Understanding regarding terms of employment offer

Dear Mr. Rowan:

This letter will verify the offer of employment that has been made to you:
Ronald Rowan (hereinafter “Employee”) has been offered the position of Chief Financial Officer by Monarch Casino & Resort. Inc. (hereinafter “Monarch”).  This document is a Letter of Understanding as to the terms of the offered employment.

Employee’s first day of active employment (“Start Date”) is expected to be Monday, June 19th 2006.  The starting base salary shall be $250,000 per annum to be paid in bi-weekly increments of $9,615.38.  Employee is eligible for a discretionary bonus of up to 20% of base salary per annum, which shall be paid bi-annually.  Additional bonus may be awarded at the discretion of the Chief Executive Officer.

The standard employee benefit coverage elections for the Employee and his dependents shall be offered as of the start date, with the exception of the 401(k) Plan, which will be offered under terms consistent with the requirements of the Plan Document.  Employee is solely responsible for completing enrollment forms with the Human Resources Department within 30 days of start of employment.

100,000 stock option shares in Monarch Casino & Resort, Inc. will be awarded to Employee on his Start Date, valued at the market closing price on the Employee’s Start Date.  Said options will vest as follows:  33,333 on the anniversary of issuance in 2009 and 2010, and 33,334 on the anniversary of issuance in 2011.  Employee will be eligible to receive additional stock option grants upon his first vesting date in 2009, and each year thereafter, consistent with the then applicable stock option award procedures for similarly situated executives.  Presently, it is the Company’s procedure to replace options as they vest with a like number of options, valued as of the date of the award, and vesting three years in the future.  The stock option awards are governed by the 1993 Employee Stock Option Plan as Amended June 12, 2003.

Employee shall be eligible for two weeks of paid vacation upon completion of one year of continuous full-time employment.  Employee also will be eligible for additional time off with pay at the discretion of the Chief Executive Officer.

The Company will pay for expenses related to the cost of relocating Employee’s family and belongings to Reno, NV, as outlined herein.  The Company will pay for the cost of hiring a moving company to pack household belongings, including up to three motor vehicles, and relocate to Reno, NV.  Employee will be responsible for obtaining and submitting to the Director of Human Resources a minimum of two bids for packing and moving household belongings and motor vehicles and the Director of Human Resources will make arrangements for payment to the selected moving company.  In addition, Employee will be reimbursed up to $3,000 for usual and customary out of pocket relocation expenses.

Employee may use his Company credit card to purchase for his personal use a maximum of six round trip airline tickets between Las Vegas and Reno, NV.  In addition, Employee may also use his Company credit card for a one time purchase of round trip airfare between Las Vegas and Reno, NV for himself, his spouse and children.  The airfare provision described above is available for use until August 31, 2006.

The Company will pay the cost of rental for a furnished 2 bedroom/2 bathroom apartment up through no later than August 31, 2006.  The Director of Human Resources will procure the temporary rental and make arrangements for payment of security and rent.  Should Employee locate and lease a temporary house before August 31, 2006, Employee may direct Company to apply the apartment rental cost to the cost of the temporary house.  Said supplemental payment of rent shall cease the earlier of August 31, 2006, or when Employee closes escrow on the sale of his existing home in Las Vegas, whichever occurs sooner.

Company will arrange for rent of a mid-size sedan or SUV up through no later than August 31, 2006.

Employee will be employed “at-will,” as that term is construed by Nevada state law.  However, in the event that Employee’s employment is terminated by Monarch without cause, he will receive severance pay in the amount equal to his then-applicable annual base salary in exchange for his waiver of any and all causes of action against Monarch, its officers, directors, principals and affiliates, arising from his employment.  If Employee’s employment is terminated by Monarch for cause, he will not be entitled to any severance pay.  As used herein, “for cause” termination is termination based upon any act by Employee which is illegal, in violation of Monarch’s Corporate Business Ethics Policy, amounts to gross neglect or abandonment of his professional responsibilities, or as the result of Employee’s disqualification by a controlling regulatory agency.  In consideration for said severance pay, Employee also agrees to be bound by a non-compete provision, by the terms of which he agrees that for one year after severance of employment with Monarch and receipt of severance pay, he will not be employed by, contract with, or otherwise perform any services for any gaming enterprise located within 250 miles of a gaming enterprise owned by Monarch.

Monarch Casino & Resort, Inc.

By:	/s/ John Farahi
John Farahi
Chief Executive Officer

Date:	5/22/06

I accept the offer of employment as stated in this letter.

By:	/s/ Ronal Rowan
Ronald Rowan

Date:	5/22/06